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                                                                   EXHIBIT 10.36

                             EMPLOYMENT  AGREEMENT


         This Employment Agreement (the "Agreement") is made as of July 1, 1996, by and between Durakon Industries, Inc., a Michigan corporation (the "Company"), and James P. Kelly ("Mr. Kelly").

                                    Recitals

         A. Mr. Kelly has been employed by the Company as its President and Chief Executive Officer.

         B. Due to issues relating to his health, Mr. Kelly has resigned as President of the Company, effective June 30, 1996.

         C. The Company and Mr. Kelly wish to provide for the continued employment of Mr. Kelly by the Company on a modified basis.

         Therefore, the parties agree as follows:

1.       Services as Employee.

         (a) Beginning on July 1, 1996 (the "Effective Date") through June 30, 1997, Mr. Kelly will be employed to render such services to or for the benefit of the Company or any of its subsidiaries as may be reasonably requested by the President of the Company, and will promote the best interests of the Company and its subsidiaries. Such services will be primarily related to matters relating to the Company's Jerr-Dan Corporation subsidiary and may also relate to the other areas in which Mr. Kelly has developed expertise. Mr. Kelly will make himself available to the Company as reasonably requested by the President of the Company, subject to prior commitments and health limitations of Mr. Kelly. Notwithstanding the foregoing, Mr. Kelly shall not be required to render services to the Company in excess of ten (10) days during each month during such period unless Mr. Kelly reasonably determines that his prior commitments allow him to do so.

         (b) Beginning on July 1, 1997 through June 30, 1999, Mr. Kelly shall make himself available to serve as a director of the Company to the extent that he is nominated and elected to so serve.

2. Term. This Agreement will take effect on the Effective Date and will remain in effect until the earliest to occur of the following (the "Term"):

         (a)     June 30, 1999; or

         (b)     the death of Mr. Kelly.
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3.       Consideration.  As full consideration for Mr. Kelly's performance of services pursuant to this Agreement, the Company will pay Mr. Kelly (i) during the period through June 30, 1997, the sum of $100,000, payable bi-weekly in arrears or otherwise in accordance with the Company's standard payment practices and (ii) during the period from and after July 1, 1997, an amount equal to the amount paid by the Company to its non-employee directors.

4. Expense. The Company will pay or reimburse Mr. Kelly for all reasonable, direct, out- of-pocket expenses incurred by Mr. Kelly during the Term on behalf of the Company in the performance of his duties under this Agreement in accordance with the Company's policies.

5.       Housing Sales Assistance and Benefits.

         (a) Mr. Kelly is in the process of selling his current residence in the Grand Blanc, Michigan area. Mr. Kelly shall consult with the Company with respect to any proposed sale of such residence, and upon the sale of such residence, the Company shall pay to Mr. Kelly the difference between $250,000 and the net sale price (that is, the gross sale price less any real estate commissions payable by Mr. Kelly) of such residence.

         (b) During the period from the Effective Date until June 30, 1997, Mr. Kelly shall be entitled to the use of his current leased automobile.
During the Term, Mr. Kelly shall receive no other benefits from the Company.

6.       Treatment of Stock Options.

         Pursuant to a Nonqualified Stock Option Agreement dated as of May 16, 1995, an option to purchase 150,000 shares was granted to Mr. Kelly, which option was to vest over time. Under the Nonqualified Stock Option Agreement, the right to purchase 37,500 shares of the Company's common stock has vested and is exercisable by Mr. Kelly. Such 37,500 share option shall remain exercisable during the Term of this Agreement and thereafter in accordance with the terms of such Nonqualified Stock Option Agreement. The Company and Mr. Kelly agree that, notwithstanding anything contained in the Nonqualified Stock Option Agreement, no additional vesting of stock options under such Nonqualified Stock Option Agreement shall take place, during the Term or otherwise.

7.       Miscellaneous.

         (a) Any notice required or permitted to be given under this Agreement must be sent by certified or registered mail, postage prepaid, to the Company at 2101 N. Lapeer Road, Lapeer, Michigan 48446-8799, Attn: President, or to Mr. Kelly at the address set forth in the Company's records.

         (b) The captions and headings contained in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.





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         (c)     This Agreement will bind and inure to the benefit of the
parties and their respective successors and assigns. This Agreement will not be assignable or delegable without the prior written consent of all parties.

         (d) This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement. This Agreement may be altered or amended only by an instrument in writing, duly executed by both parties.

         (e) No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

         (f) This Agreement may be executed in counterparts, both of which together will be deemed an original of this Agreement.

         (g) This Agreement is being entered into among competent persons, who are experienced in business and have had the opportunity to consult with counsel.

         (h) This Agreement will be construed in accordance with and governed by the laws of the State of Michigan.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date set forth in the introductory paragraph of this Agreement.

                      the "Company":    DURAKON INDUSTRIES, INC.,
                                        a Michigan corporation



                                        By:     /s/ Phillip Wm. Fisher
                                            -----------------------------------
                                                Phillip Wm. Fisher
                                                Its:  Chairman of the Board of
                                                        Directors


                      "Mr. Kelly":


                                                /s/ James P. Kelly
                                        ---------------------------------------
                                                JAMES P. KELLY





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